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                                                                    EXHIBIT 11.1
                              CAMDEN PROPERTY TRUST
                    COMPUTATION OF EARNINGS PER COMMON SHARE

(In thousands, except per share amounts)
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                                                                                Three Months             Six Months
                                                                               Ended June 30,          Ended June 30,
                                                                            ----------------------  ----------------------
                                                                              1999        1998        1999        1998
                                                                            ----------  ----------  ----------  ----------
BASIC EARNINGS PER SHARE:
 Weighted Average Common Shares Outstanding                                    41,243      44,262      42,038      37,952
                                                                            ==========  ==========  ==========  ==========
       Basic Earnings Per Share                                             $    0.31   $    0.22   $    0.63   $    0.49
                                                                            ==========  ==========  ==========  ==========

DILUTED EARNINGS PER SHARE:
 Weighted Average Common Shares Outstanding                                    41,243      44,262      42,038      37,952
 Shares Issuable from Assumed Conversion of:
       Common Share Options and Awards Granted                                    419         459         394         428
       Minority Interest Units                                                  2,658       2,105       2,661       2,201
                                                                            ----------  ----------  ----------  ----------
 Weighted Average Common Shares Outstanding, as Adjusted                       44,320      46,826      45,093      40,581
                                                                            ==========  ==========  ==========  ==========
       Diluted Earnings Per Share                                           $    0.30   $    0.21   $    0.61   $    0.47
                                                                            ==========  ==========  ==========  ==========

EARNINGS FOR BASIC AND DILUTED COMPUTATION:
 Net Income                                                                 $  15,181   $  14,254   $  31,230   $  23,215
 Less: Preferred Share Dividends                                                2,343       4,686       4,686       4,686
                                                                            ----------  ----------  ----------  ----------
 Net Income to Common Shareholders                                             12,838       9,568      26,544      18,529
        (Basic Earnings Per Share Computation)
 Minority Interest                                                                340         238         958         569
                                                                            ----------  ----------  ----------  ----------
 Net Income to Common Shareholders, as Adjusted
        (Diluted Earnings Per Share Calculation)                            $  13,178   $   9,806   $  27,502   $  19,098
                                                                            ==========  ==========  ==========  ==========

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